Exhibit 99.1

Editorial Contact:	Investor Contact:

Brenda Christensen	Jane Underwood
brenda_christensen@securecomputing.com	jane_underwood@securecomputing.com
310-455-1948	408-979-6186

SECURE COMPUTING ANNOUNCES PRELIMINARY

SECOND QUARTER 2006 RESULTS

SAN JOSE, Calif., July 11, 2006 – Secure Computing Corporation (Nasdaq:SCUR), the experts in securing connections between people, applications and networks™, today announced preliminary results for the second quarter ended June 30, 2006. Based upon preliminary financial data that has not yet been reviewed by the company’s auditors, the company anticipates that revenue for the second quarter will be in the range of $38.5 million to $39.0 million. In its financial results press release on May 4, 2006, the company provided second quarter 2006 guidance for revenues to be in the range of $43 million to $45 million.

The company expects GAAP net loss to be in the range of $2.3 million to $2.8 million, prior to the recognition of a gain related to a tax valuation allowance that was not included in guidance. This range compares to the company’s prior guidance of net income in the range of $600,000 to $900,000. However, the company now expects to recognize a gain related to the reversal of its tax valuation allowance of approximately $8.0 million, which will result in net income in the range of $4.3 million to $4.6 million. Fully diluted non-GAAP earnings per share is expected to be in the range $0.05 to $0.06, prior to the impact of the tax valuation allowance reversal, compared to the company’s prior guidance of $0.10 - $0.12.

Secure Computing will host a conference call to discuss its preliminary results and its acquisition of CipherTrust, Inc. today, Tuesday, July 11, 2006 at 4:30 p.m. EDT / 1:30 p.m. PDT. John McNulty, chairman, president and chief executive officer, and Tim Steinkopf, senior vice president of operations and chief financial officer, will discuss the preliminary results and transaction, followed by a question-and-answer session with analysts. If you would like to participate in the conference call, please dial-in five minutes prior to the start time at:

North America:	888-913-9966
International:	1-630-395-0017
Leader:	Jane Underwood
Passcode:	SCUR

This call is being web cast by Thomson/CCBN and can be accessed at the Investor Relations section of the Secure Computing web site at: www.securecomputing.com.

A rebroadcast of the call will be available at the Investor Relations section of the Secure Computing web site. In addition, a telephone replay will be made available through July 19th by accessing, 800-759-4964 for North America or 203-369-3596 for international.

Secure Computing to Report Full Second Quarter Financial Results on July 26, 2006

Secure Computing will report its full financial results for the second quarter of 2006 on Wednesday, July 26, 2006 after market close. A conference call has been scheduled at 4:30 p.m. EDT / 1:30 p.m. PDT. If you would like to participate in the conference call, please dial-in five minutes prior to the start time at:

North America:	888-791-1856
International:	1-630-395-0018
Leader:	Jane Underwood
Passcode:	SCUR

This call is being web cast by Thomson/CCBN and can be accessed at the Investor Relations section of the Secure Computing web site at: www.securecomputing.com.

A rebroadcast of the call will be available at the Investor Relations section of the Secure Computing web site. In addition, a telephone replay will be made available through August 3rd by accessing, 866-465-2117 for North America or 203-369-1434 for international.

About Secure Computing

Secure Computing (NASDAQ: SCUR) has been securing the connections between people and information for over 20 years. Specializing in delivering solutions that secure these connections, Secure Computing is uniquely qualified to be the global security solutions provider to organizations of all sizes. Our more than 14,000 global customers, supported by a worldwide network of partners, include the majority of the Dow Jones Global 50 Titans and the most prominent organizations in banking, financial services, healthcare, telecommunications, manufacturing, public utilities, education, and federal and local governments. The company is headquartered in San Jose, Calif., and has sales offices worldwide. For more information, see http://www.securecomputing.com/.

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements includes, for example, projected earnings. Investors are cautioned that forward-looking statements in this release involve risks and uncertainties that could cause actual results to differ materially form current expectations. We urge investors to review the risks and uncertainties detailed form time to time in Secure Computing’s periodic reports and registration statements filed with the Securities and Exchange Commission.